Exhibit 10.1

PERSONAL AND CONFIDENTIAL

August 20, 2020

[Participant Name]

Dear [•],

As you know, Pacific Drilling S.A. (“PDSA”), the parent company of Pacific Drilling Manpower, Inc. (the “Company”), is currently facing a challenging business environment. In light of this situation, the Company determined that our compensation program should be restructured to better align with the Company’s performance and employee retention priorities. As such, we have made certain changes to your compensation and offer you the opportunity to earn cash bonuses on the terms and conditions set forth in this letter agreement (this “Agreement”). We thank you for our continued dedication to the Company.

For purposes of this Agreement, the term “Parent” shall refer to the ultimate parent entity of the Company, which may include as applicable PDSA or Pacific Drilling Company Limited, an entity established under the laws of the Cayman Islands, unless in the future a separate entity beneficially owns greater than 50% of the common stock of the Company, at which point such entity shall also be considered a “Parent.” Other capitalized terms used herein but not otherwise defined shall have the meanings set forth in Section 6.

1.	Retention Bonus Award.

(a)Subject to the terms of this Agreement, the Company has granted you a cash retention bonus in the aggregate amount of U.S. $[____] (the “Retention Bonus”). Subject to your acceptance of this Agreement, including your repayment obligations, the Company will advance and prepay the Retention Bonus, net of applicable taxes and withholdings, on or before August 31, 2020.

(b)The Retention Bonus is subject to a service-based vesting condition and, except as otherwise provided herein, will be earned and vested provided you remain employed and in good standing through the earlier of (i) August 3, 2021, and (ii) the effective date of PDSA’s plan of reorganization or liquidation under chapter 11 of the Bankruptcy Code, or the date PDSA’s case under chapter 11 of the Bankruptcy Code is dismissed or converted to a case under chapter 7 of the Bankruptcy Code (such earlier date being the “Vesting Date”).

(c)You will be required to repay the Net After-Tax Value of the Retention Bonus in the event your employment with the Company is terminated (or you are under notice of such a termination) for Cause or as a result of your voluntary resignation (or providing notice of such a resignation) (other than as a result of death or Disability) without Good Reason prior to the Vesting Date. For the avoidance of doubt, if your employment terminates prior to the Vesting Date as a result of a Qualifying Termination prior to the Vesting Date and the condition set forth in Section 3 is satisfied, the Retention Bonus will be deemed earned and vested and will not be required to be repaid. Any required repayment of the Retention Bonus must be made promptly, and in all events within sixty (60) calendar days following the date of your termination of employment with the Company.

2.Incentive Bonus Award.

(a)Subject to the terms of this Agreement, the Company has also granted you a cash incentive bonus in the aggregate amount of U.S. $[____] (the “Incentive Bonus”), which amount represents the target award and which is the maximum amount that may be earned and payable under the award. Subject to your acceptance of this Agreement, including your repayment obligations, the Company will advance and prepay the target amount of the Incentive Bonus, net of applicable taxes and withholdings, on or before August 31, 2020.

(b)The Incentive Bonus is subject to both performance-based and service-based vesting conditions. Except as otherwise provided herein, the Incentive Bonus will be earned and vested (i) based on the Parent and its subsidiaries’ level of achievement of the performance metrics described below during the third and fourth quarters of the 2020 fiscal year (the “Performance Period”), and (ii) provided you remain employed and in good standing through the Vesting Date. The performance metrics consist of (i) incremental backlog, (ii) health, safety and environmental (“HSE”) performance, and (iii) contract drilling costs (per day) (the “Performance Metrics”), weighted equally as described on Appendix A.

With respect to each Performance Metric, 50% of the target amount will vest based on achievement of “threshold” performance levels during the Performance Period, 100% of the target amount will vest based on achievement of “target” performance levels during the Performance Period, and 150% of the target amount will vest based on achievement of “stretch” performance levels during the Performance Period. As noted, no amount above the target pre-paid amount will be earned or payable; however, in connection with the determination of any clawback applicable to the Incentive Bonus, performance above target for one Performance Metric will be used to offset performance below target for another Performance Metric.

(c)During the first quarter of 2021, the Board of Directors of Parent, acting in good faith, will determine the level of achievement of the Performance Metrics and the percentage of the target amount of the Incentive Bonus, if any, earned as a result of such achievement. You will be required to repay the Net After-Tax Value of the unearned portion of the target Incentive Bonus in the event the target Performance Metrics are not met, subject to the right of offset discussed above. Any required repayment of the target Incentive Award under this Section 2(c) must be made promptly following the Parent’s determination of the level of achievement of the Performance Metrics and in all events within twenty (20) calendar days following the date of the Company notifies you that a repayment is due.

(d)Except as provided below, you will also be required to repay the Net After-Tax Value of the target Incentive Bonus, less any amount previously repaid pursuant to Section 2(c) above, if your employment with the Company terminates prior to the Vesting Date. Notwithstanding the foregoing, if your employment terminates prior to the Vesting Date as a result of a Qualifying Termination and the condition set forth in Section 3 is satisfied, the Incentive Bonus will not be required to be repaid, except for any amounts due pursuant to Section 2(c). Any required repayment of the target Incentive Bonus under this Section 2(d) must be made within sixty (60) calendar days following the date of your termination of employment with the Company.

3.Release Condition. Your eligibility and entitlement to retain any amounts under Sections 1 and 2 of this Agreement in connection with a Qualifying Termination (other than due to death) is dependent upon your execution and delivery to the Company, on or before the Release Expiration Date (as defined below), and non-revocation within any time provided by the Company to do so, of a release of all claims in a form provided by the Company (the “Release”), which Release shall release the Company and its affiliates, and the foregoing entities’ respective shareholders, members, partners, officers, managers, directors, fiduciaries, employees, representatives, attorneys, agents and benefit plans (and fiduciaries of such plans), from any and all claims, including any and all causes of action arising out of your employment with the Company or its affiliates or the termination of such employment, but excluding all claims to payments you may have under this Agreement or any vested rights or benefits under any of the Company’s benefit plans or any other agreement in which you are party to immediately prior to your termination of employment. If the Release is not executed and returned to the Company on or before the Release Expiration Date, and the required revocation period has not fully expired without revocation of the Release by you, then you shall not be entitled to any portion of payments under Sections 1 and 2. As used herein, the “Release Expiration Date” is that date that is twenty-one (21) days following the date upon which the Company delivers the Release to you (which shall occur no later than seven (7) days after the date of the Qualifying Termination) or, in the event that such termination of employment is “in connection with an exit incentive or other employment termination program” for a group or class of employees (as such phrase is defined in the Age Discrimination in Employment Act of 1967, as amended), the date that is forty-five (45) days following such delivery date.

4.[Pre-Payment of Long Term Incentive Cash Award. In [December 2019], you were awarded a long term incentive cash award (the “Cash Award”) that by its terms will vest on December 31, 2020, provided the service conditions set forth in the award agreement are satisfied. Subject to your acceptance of this Agreement, the Company will advance and prepay your Cash Award on or before August 31, 2020. Except as provided herein, you will be required to repay the Net After-Tax Value of the Cash Award in the event your employment with the Company is terminated prior to December 31, 2020. If, prior to such date, your employment is terminated by the Company without Cause or you resign with Good Reason following a Change in Control as defined in the Plan (as defined below), the Cash Award will be deemed earned and vested and will not be required to be repaid. Any required repayment of the Cash Award must be made promptly, and in all events within twenty (20) calendar days following the date of your termination of employment with the Company.] [Included for executive officers other than Mr. Wolford only.]

5.Forfeiture of Prior Awards. Your eligibility to receive the Retention Bonus and the Incentive Bonus described in this Agreement is in lieu of your participation in and eligibility to receive or retain (i) any award under the Company’s annual cash incentive program for 2020, and (ii) any outstanding unvested equity-based awards previously granted under PDSA’s 2018 Omnibus Stock Incentive Plan (the “Plan”). By signing this Agreement below, you expressly acknowledge and agree that you are forfeiting, in exchange for no consideration, any and all outstanding unvested restricted stock units, performance-based restricted stock units and performance share units previously granted to you under the Plan, and that all such awards are hereafter cancelled and null and void.

6.Definitions. For purposes of this Agreement:

(a)“Cause” shall mean: (i) your failure to perform substantially the material duties of your position (other than as a result of incapacity due to physical or mental illness); (ii) your gross negligence, fraud or willful misconduct in the course of your employment with your employer that has a detrimental effect on the Company, your employer or any of their affiliates; (iii) your commission of any act or your failure to take any act that the Company or your employer reasonably determines was intended by you to injure the reputation, business, or business relationships of the Company, your employer or any of their affiliates; (iv) your indictment of, conviction of, or plea of guilty or nolo contendere to (A) any misdemeanor involving moral turpitude, theft, unethical business conduct or other conduct which could reflect in some material fashion unfavorably upon the Company, your employer or any of their affiliates or (B) any felony (or the equivalent of such misdemeanor or felony in a jurisdiction other than the United States); (v) your material breach of any restrictive covenants contained in an agreement between you and the Company or your employer; or (vi) your intentional, material misappropriation, embezzlement or misuse of funds or property belonging to the Company, your employer or any of their affiliates. Notwithstanding the foregoing, if you are party to an effective employment, severance or change in control agreement with the Company or a subsidiary that contains a definition of “Cause,” then in lieu of the foregoing definition, for purposes of this Agreement, “Cause” shall have the meaning specified in such other agreement.

(b)“Disability” shall exist if you are rendered incapable of satisfactorily discharging your duties and responsibilities to the Company because of physical or mental illness, and either (i) you become eligible to receive benefits under the Company's long-term disability plan as in effect on the date of termination, or (ii) if the Company has no long-term disability plan in effect during such period, you are rendered incapable of performing your duties: (A) with or without reasonable accommodation; (B) with no return date; and/or (C) the period of incapacitation cannot be reasonably accommodated. Notwithstanding the foregoing, if you are party to an effective employment, severance or change in control agreement with the Company or a subsidiary that contains a definition of “Disability,” then in lieu of the foregoing definition, for purposes of this Agreement, “Disability” shall have the meaning specified in such other agreement.

(c)“Good Reason” shall mean: (i) a material diminution in your title, duties or responsibilities; (ii) a material reduction in your base salary, other than as part of an across-the-board reduction in the salaries of other similarly situated employees of the Company or your employer; or (iii) any reduction in the aggregate compensation and benefits provided to you, other than any such reduction that is part of an across-the-board reduction in aggregate compensation and benefits provided to other similarly situated employees of the Company or your employer. You shall not have the right to terminate your employment hereunder for Good Reason unless (1) within 30 days of the initial existence of the condition or conditions giving rise to such right you provide written notice to the Company of the existence of such condition or conditions, and (2) the Company fails to remedy such condition or conditions within 30 days following the receipt of such written notice (the “Cure Period”). If any such condition is not remedied within the Cure Period, you must terminate your employment with the Company within a reasonable period of time, not to exceed 30 days, following the end of the Cure Period. Notwithstanding the foregoing, if you are party to an effective employment, severance or change in control agreement with the Company or a subsidiary that contains a definition of “Good Reason,” then in lieu of the foregoing definition, for purposes of this Agreement, “Good Reason” shall have the meaning specified in such other agreement.

(d)For purposes of calculating any repayment amounts due under this Agreement, “Net After-Tax Value” shall be determined assuming you pay tax at the highest effective marginal combined federal, state and local income tax rate for the year in which the repayment event occurs applicable to individual taxpayers residing in the your city and state.

(e)“Qualifying Termination” shall mean your termination of employment as a result of any of the following reasons: (i) by your employer without Cause, (ii) by you with Good Reason, (iii) your death, or (iv) your Disability.

7.Tax Matters. The Company shall have the right to deduct from any compensation paid to you, the amount of any required withholding taxes in respect of the awards under this Agreement. This Agreement is intended to comply with or be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder, and all such provisions shall be construed and interpreted accordingly.

8.Retention Rights. This Agreement does not give you the right to continue in the employ of the Company or its affiliates or to be retained by the Company or its affiliates in any other capacity.

9.Binding Effect.  This Agreement is personal to you and may not be assigned by you except upon death. This Agreement inures to the benefit of and is binding upon each of you, the Company, and any successors to the Company.

10.Applicable Law. This Agreement will be interpreted and enforced under the laws of the State of Texas (without regard to their choice of law provisions).

11.Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of you and the Company, and our respective heirs, legal representatives, successors, and permitted assigns.

*                 *                 *

By signing below, you acknowledge receipt of this Agreement, and agree that (a) you have carefully read, fully understand and agree to all of the terms and conditions described in this Agreement; and (b) you understand and agree that this Agreement constitutes the entire understanding between you and the Company regarding the Retention Bonus and the Incentive Bonus.

PACIFIC DRILLING MANPOWER, INC.

By:	Bernie G. Wolford, Jr.

Title:	Chief Executive Officer

Accepted and Agreed:

By:

Name:	[Name of Employee]

Date:

APPENDIX A

Incentive Bonus – Performance Metrics Summary:

Metric	Weighting	Threshold (50%)	Target (100%)	Stretch (150%)
Incremental Backlog	33%	$76.5 million	$94.0 million	$115.6 million
HSE Performance	33%	Index Score	Index Score	Index Score
Contract Drilling Costs (per day)	33%	$51,900	$48,100	$44,300

HSE Performance Index Scorecard for Full-Year 2020:

Elements		Target Range			Actual 2019	IADC** 2019	Min	Max
Injury and Illness		50%	100%	150%
30%	TRIF*	<3.05(6)	2.05(4)	<1.55(3)	2.73(5)	2.25	0%	45%
10%	LTIF*	<0.55(1)	0 (0)	0(0)	0.55(1)	0.64	0%	15%
20%	HiPoF	<1.55(3)	1.05(2)	<0.55(1)	1.09(2)		0%	30%
Process Safety
10%	WCI	2	1	0	0		0%	15%
Environment
10%	Spills >1 bbls	3	2	1	1		0%	15%
10%	Spills >10 bbls	1	0	0	0		0%	15%
Dropped Objects
10%	DOF	<8.05(16)	6.05(12)	<4.05(8)	8.19(15)		0%	15%

Parentheses show actual incidents. All Injury/Illness targets based on forecast of 2,000,000 manhours in 2020. Note – 0.05 on each frequency target allows achievement even with a 10% shortfall in manhours.

			Index Range				0	150

Override	Any Catastrophic Event (Fatality, etc) = Zero on Safety Index

*    TRIF and LTIF are combined Parent and subsidiaries’ results for IADC ISP in relevant Water Regions Consolidated (US, EUR, AFR)

**  IADC data is the consolidation of applicable IADC Water Regions for combined Parent and subsidiaries’ Operations.